EXHIBIT 21.1

SMARTFINANCIAL, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation

SmartBank	Tennessee
Smart Investment Management	Tennessee
Smartholdings I, LLC	Tennessee
Smartholdings II, LLC	Tennessee

CT Merger Sub	North Carolina